Exhibit 99.1

Stereotaxis Reports 2026 First Quarter Financial Results & Business Updates

●	Proprietary robotically-navigated MAGiC catheter received U.S. FDA approval in January and is now being utilized at multiple sites across the United States as well as Europe
●	Synchrony digital operating room system received U.S. FDA clearance in April and initial orders and shipments are ongoing
●	Definitive agreement to acquire Robocath creates a leading robotic platform, combining complementary technologies to deliver next-generation fully-integrated robotic solutions for the full spectrum of endovascular procedures

St. Louis, MO, May 12, 2026 (Globe Newswire) – Stereotaxis (NYSE: STXS), a pioneer and global leader in surgical robotics for minimally invasive endovascular intervention, today reported business updates and financial results for the first quarter ended March 31, 2026.

“Stereotaxis is in one of the most exciting periods of its history. We are achieving significant regulatory approvals, executing strategic acquisitions, and witnessing the initial green shoots of commercial success with our new product ecosystem,” said David Fischel, Stereotaxis Chairman and CEO. “The operational and commercial friction to ramp up manufacturing and implement new products makes progress gradual, but we are efficiently driving broad-based progress on many fronts in parallel towards an attractive business built on solid foundations.”

“The streak of regulatory success that began last year continued in the first part of this year with two essential FDA approvals for the MAGiC cardiac ablation catheter and Synchrony digital surgery system. These regulatory approvals brought to market an entirely new foundational product ecosystem that structurally changes our commercial opportunity. We essentially developed a fresh start-up company on the shoulders of our legacy technology and funded by our legacy business.”

“The transformational agreement to acquire Robocath gives Stereotaxis a fully complementary and separate robotic mechanism of action for endovascular device navigation. The combination of our technologies offers a clear vision for how our robotic solution, including the full ecosystem of digital innovations, will enable remote, automated and fully robotic treatment for electrophysiology, interventional cardiology and neurointerventions.”

“The still minor revenue contribution from our new catheters is being countered by the headwind of winding down our relationship with Johnson & Johnson. Demand for MAGiC far exceeds supply, and we are rolling out the catheter in both Europe and the US in line with the manufacturing ramp, which continues to progress towards an expected 500 catheters a month by year end. Initial green shoots of adoption demonstrate the strength of our strategy to build a synergistic portfolio of catheters, with disposable revenue per procedure several fold higher than previously. This structural transformation to our disposable business model is taking place as we simultaneously structurally transform our capital business and prepare for multiple GenesisX placements.”

2026 First Quarter Financial Results

Revenue for the first quarter of 2026 totaled $6.3 million compared to $7.5 million in the prior year first quarter. System revenue of $1.3 million and recurring revenue of $5.0 million compared to $2.0 million and $5.5 million respectively, in the prior year first quarter. System revenue in the quarter reflects partial revenue recognition on the installation of one Genesis system and other ancillary systems. Recurring revenue is pressured by the transition away from the dependency on legacy J&J catheters with still modest contributions from Stereotaxis’ new proprietary catheters.

Gross margin for the first quarter of 2026 was 60% of revenue. Recurring revenue gross margin was 66%, and system gross margin was 39%. Operating expenses in the quarter of $9.8 million included $3.1 million in non-cash charges for stock compensation expense, mark-to-market adjustment for acquisition related contingent earnout consideration, and amortization of acquired intangible assets. Excluding these non-cash charges, adjusted operating expenses were $6.7 million, compared to the prior year adjusted operating expenses of $6.8 million.

Operating loss and net loss in the first quarter of 2026 were ($6.0) million and ($5.9) million, respectively, compared with ($5.9) million and ($5.8) million in the previous year. Adjusted operating loss and adjusted net loss for the quarter, excluding non-cash charges, were ($2.9) million and ($2.8) million, respectively, compared with ($2.7) million and ($2.6) million in the previous year quarter. Negative free cash flow for the first quarter was ($3.5) million, compared to ($1.8) million in the previous year.

Cash Balance and Liquidity

At March 31, 2026, Stereotaxis had cash and cash equivalents of $14.6 million and no debt.

Forward Looking Expectations

Stereotaxis anticipates double digit revenue growth for the full year 2026, with annual revenue expected to surpass $40 million. Revenue will grow sequentially over the course of the year in line with manufacturing increases for GenesisX and MAGiC, with revenue in both the third and fourth quarters expected to exceed $10 million.

Stereotaxis believes it can advance its strategy, integrate Robocath, and grow significantly without having to subject investors to substantial dilution. The Company expects its balance sheet to allow it to advance its transformative product ecosystem to market, fund its commercialization, and achieve profitability.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, May 12, 2026, at 4:30 p.m. Eastern Time. To access the conference call, dial 800-715-9871 (US and Canada) or 646-307-1963 (International) and give the participant pass code 6082771. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.Stereotaxis.com.

About Stereotaxis

Stereotaxis (NYSE: STXS) is a pioneer and global leader in innovative surgical robotics for minimally invasive endovascular intervention. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, expand access to minimally invasive therapy, and enhance the productivity, connectivity, and intelligence in the operating room. Stereotaxis technology has been used to treat over 150,000 patients across the United States, Europe, Asia, and elsewhere. For more information, please visit www.Stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to manage expenses at sustainable levels, acceptance of the Company’s products in the marketplace, the effect of global economic conditions, including tariffs, on the ability and willingness of customers to purchase its technology, competitive factors, changes resulting from healthcare policy, dependence upon third-party vendors, timing of regulatory approvals, the impact of pandemics or other disasters, statements relating to our recent acquisitions, including any benefits expected from the acquisitions, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control and may be revised, modified, delayed, or canceled.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Kimberly R. Peery

Chief Financial Officer

314-678-6100

Investors@Stereotaxis.com

Stereotaxis, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share amounts)	Three Months Ended March 31,
	2026	2025

Revenue:
Systems	$1,319	$1,964
Disposables, service and accessories	4,972	5,508
Total revenue	6,291	7,472

Cost of revenue:
Systems	804	1,667
Disposables, service and accessories	1,693	1,741
Total cost of revenue	2,497	3,408

Gross margin	3,794	4,064

Operating expenses:
Research and development	2,397	2,350
Sales and marketing	2,617	3,148
General and administrative	4,761	4,495
Total operating expenses	9,775	9,993
Operating loss	(5,981)	(5,929)

Other income	(5)	-
Interest income, net	125	106
Net loss	$(5,861)	$(5,823)
Cumulative dividend on convertible preferred stock	(311)	(314)
Net loss attributable to common stockholders	$(6,172)	$(6,137)

Net loss per share attributed to common stockholders:
Basic	$(0.06)	$(0.07)

Diluted	$(0.06)	$(0.07)

Weighted average number of common shares and equivalents:
Basic	98,891,179	87,769,366

Diluted	98,891,179	87,769,366

STEREOTAXIS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)	March 31, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,616	$13,421
Accounts receivable, net of allowance of $630 and $541 at 2026 and 2025, respectively	5,303	5,847
Insurance receivable	4,316	4,316
Inventories, net	10,495	9,567
Prepaid expenses and other current assets	1,297	698
Total current assets	36,027	33,849
Property and equipment, net	2,956	3,019
Goodwill	3,764	3,764
Intangible assets, net	6,193	6,429
Operating lease right-of-use assets	4,760	4,912
Prepaid and other non-current assets	330	278
Total assets	$54,030	$52,251

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,823	$4,768
Accrued liabilities	1,478	2,065
Accrued legal liabilities	4,316	4,316
Deferred revenue	6,541	5,675
Current contingent consideration	5,266	4,894
Current portion of operating lease liabilities	662	642
Total current liabilities	23,086	22,360
Long-term deferred revenue	523	555
Long-term contingent consideration	5,108	4,724
Operating lease liabilities	4,618	4,794
Other liabilities	1,097	1,097
Total liabilities	34,432	33,530

Series A - Convertible preferred stock:
Convertible preferred stock, Series A, par value $0.001; 10,000,000 shares authorized, 21,008 shares outstanding at 2026 and 2025	5,240	5,240
Stockholders’ equity:
Common stock, par value $0.001; 300,000,000 shares authorized, 97,491,248 and 95,339,628 shares issued at 2026 and 2025, respectively	97	95
Additional paid-in capital	603,696	596,960
Treasury stock, 4,015 shares at 2026 and 2025	(206)	(206)
Accumulated deficit	(589,229)	(583,368)
Total stockholders’ equity	14,358	13,481
Total liabilities and stockholders’ equity	$54,030	$52,251